UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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DCT Industrial Trust Inc.

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Notice of 2011

Annual Meeting

and

Proxy Statement

518 17th Street, Suite 800

Denver, Colorado 80202

March 16, 2011

Dear Stockholder,

You are invited to attend the 2011 Annual Meeting of Stockholders to be held at 10:00 a.m. MDT, on Thursday, April 28, 2011, at 518 17th Street, Suite 800, Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Thomas G. Wattles

Chairman of the Board

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

i

Notice of 2011 Annual Meeting of Stockholders

10:00 a.m. MDT, April 28, 2011

518 17th Street, Suite 800

Denver, Colorado 80202

March 16, 2011

To the Stockholders:

DCT Industrial Trust Inc.’s 2011 Annual Meeting of Stockholders will be held at 518 17th Street, Suite 800, Denver, Colorado 80202, on Thursday, April 28, 2011, at 10:00 a.m. MDT, for the following purposes:

1.	To elect the nine directors nominated by the Board of Directors to serve until the 2012 annual meeting;

2.	To hold a non-binding, advisory vote on the compensation of our named executive officers;

3.	To hold a non-binding, advisory vote on the frequency of holding non-binding, advisory votes on the compensation of our named executive officers;

4.	To ratify the selection of the independent registered public accounting firm for 2011; and

5.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on February 28, 2011, are entitled to notice of, and to vote at, the meeting and any adjournments.

By Order of the Board of Directors,

Heather S. Hagemann

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 28, 2011

The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement

DCT Industrial Trust Inc.

518 17th Street, Suite 800

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2011 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 16, 2011, which is also the date by which these materials will be posted. DCT Industrial Trust Inc. is referred to as “DCT Industrial Trust,” the “Company,” “our,” “us” or “we” in this proxy statement.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning a paper copy of a proxy or voting registration form. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will elect nine directors to the board. Each director will be elected to a one-year term and will hold office until the 2012 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Vote Required: You may vote for or withhold your vote from any of the director nominees. Assuming a quorum is present, the directors receiving a plurality of the votes cast in person or by proxy at the meeting will be elected. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Compensation of Named Executive Officers: At the annual meeting you will be asked to approve a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required: You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to approve the non-binding, advisory resolution approving the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 3: Non-Binding, Advisory Vote on Frequency of Future Non-Binding, Advisory Votes on Named Executive Officer Compensation

Frequency of Compensation Vote: At the annual meeting you will be asked to vote to approve, on a non-binding, advisory basis, the frequency – every year, every two years or every three years – of the non-binding, advisory vote on the compensation of our named executive officers.

Vote Required: Assuming a quorum is present, in order for any of the three alternatives set forth above to be approved, it must receive the affirmative vote of a majority of the votes cast on this proposal. By selecting one of these alternatives, stockholders are voting to approve their chosen alternative and are not voting to approve or disapprove of the recommendation of our board of directors. Because there are three alternatives, it is possible that none of the three alternatives will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives. Abstentions and broker non-votes do not constitute a vote “for” any particular frequency.

Our board of directors unanimously recommends that you vote for a frequency of EVERY YEAR (“1 YEAR” on the proxy card).

Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

The foregoing are only summaries of the proposals. You

should review the full discussion of each proposal in this

proxy statement before casting your vote.

Proposal 1: Election of Directors

At the 2011 annual meeting, nine directors are to be elected to each hold office until the 2012 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal. The nine nominees for election at the 2011 annual meeting, all proposed by our board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board of directors may recommend. The following is a biographical summary of the experience of our director nominees, which includes, for each person, the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors that such person should serve as a director of our company.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Thomas G. Wattles. Director since 2003

Mr. Wattles, age 59, is a cofounder of the Company and has been our Executive Chairman since 2003. Mr. Wattles also served as our Chief Investment Officer from March 2003 to September 2005 and was a consultant to Dividend Capital Advisors LLC, which was our external advisor from 2003 through October 2006. Mr. Wattles was a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, each a Denver-based real estate investment firm, from February 2003 until June 2008. In addition, from April 2005 through October 2006, Mr. Wattles was a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of Dividend Capital Total Realty Trust Inc. From March 1997 to May 1998, Mr. Wattles served as Chairman of ProLogis, and served as Co-Chairman and Chief Investment Officer from November 1993 to March 1997. Mr. Wattles was a Managing Director of Security Capital Group Incorporated and served in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is also currently a director of Regency Centers Corporation and chairs its Investment Committee and is a member of its Audit Committee. Mr. Wattles holds a Bachelor’s degree and an M.B.A. degree from Stanford University.

Philip L. Hawkins. Director since 2006

Mr. Hawkins, age 55, has been our Chief Executive Officer since October 2006 and our President since September 2009. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation, where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was acquired by a fund managed by The Blackstone Group in July 2006. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with Jones Lang LaSalle, a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. He is a member of the National Association of Real Estate Investment Trusts (NAREIT), the Urban Land Institute, and is a member of NAREIT’s Board of Governors. Mr. Hawkins served as a director of SBA Communications Corporation, a publicly traded wireless tower owner and operator, from August 2004 to May 2009. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Phillip R. Altinger. Director since 2006

Mr. Altinger, age 48, is currently a private investor. From 2001 through 2006, he was Executive Director, Corporate Development with Seagate Technology, a leading disc drive company, where he structured, executed and managed various equity and debt investments, as well as mergers-and-acquisitions transactions. Prior to joining Seagate, Mr. Altinger served in numerous senior financial positions at companies including Rio Hotel and Casino, Inc., a casino/hotel, and Catapult Entertainment, a videogame networking company. Mr. Altinger also held investment-banking positions with Volpe Brown Whelan & Company and Salomon Brothers. Mr. Altinger has over 20 years of experience as an investment banker or serving in senior financial positions, and our board of directors has determined that Mr. Altinger qualifies as an audit committee financial expert. Mr. Altinger received his M.B.A. and Bachelor’s degrees in Mechanical Engineering and Economics from Stanford University.

Thomas F. August. Director since 2006

Mr. August, age 62, has served since October 2009 as Chairman of Equity Office Properties Trust, which is currently a private company controlled by The Blackstone Group and is one of the largest owners and managers of office properties in the United States. From February 2008 to August 2009 he served as the Executive Vice President and Chief Operating Officer of Behringer Harvard REIT I, Inc., and from May 2009 through August 2009 he also served as Chief Executive Officer of Behringer Harvard REIT I, Inc. He served as a trustee of Brandywine Realty Trust, a publicly traded REIT, from January 2006 through February 2008. From October 1999 to January 2006, Mr. August had served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Fairview Urban Development in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August has more than 25 years of experience as a senior executive in the real estate industry, including prior experience as the chief executive officer of a publicly traded REIT. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr. Director since 2006

Mr. Gates, age 57, has served since August 2010 as the Chairman of the Board of the Regional Transportation Authority of Metropolitan Chicago which is responsible for all passenger transit operations. Mr. Gates has also served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. In 1984, Mr. Gates co-founded CenterPoint Properties Trust and served as Co-Chairman and Chief Executive Officer for 22 years. During that period, CenterPoint became one of the largest private property owners in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT. In March 2006, CenterPoint was acquired by the California Public Employees Retirement System and Jones Lang LaSalle for approximately $3.5 billion. In 1979, Mr. Gates joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of The Davis Funds and numerous not-for-profit institutions. Mr. Gates has more than 30 years of experience in the industrial real estate industry. Mr. Gates graduated from Trinity College with a Bachelor’s degree in Economics and Philosophy.

Raymond B. Greer. Director since 2010

Mr. Greer, age 48, has over twenty years of logistics and transportation experience. Mr. Greer has served since February 2011 as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. Greatwide and its senior lenders filed a Chapter 11 bankruptcy filing in October 2008 to restructure Greatwide’s debt and permit a purchase of the business. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics solutions company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From

June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., a publicly traded air cargo company. Mr. Greer received a Bachelor of Science in Mathematics and Computer Science from the University of Utah, an M.B.A. from Embry-Riddle Aeronautical University and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University.

Tripp H. Hardin. Director since 2002

Mr. Hardin, age 49, is Senior Vice President of Investments with CB Richard Ellis, which is one of the world’s largest real estate services firms. Prior to joining CB Richard Ellis, Mr. Hardin was a principal of Trammell Crow Krombach Partners and was associated with them or their predecessor company since 1986. He has over 25 years of experience in the commercial real estate industry, focusing primarily on the sale and leasing of industrial and office properties. He also has extensive experience in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University with a Bachelor of Science degree in Industrial Engineering.

John C. O’Keeffe. Director since 2002

Mr. O’Keeffe, age 51, has been active in the construction industry since 1983 and has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has served in a variety of capacities at the firm, including estimating, contract negotiation and contract management, contractor management, project management and for the past 10 years, in an executive capacity, managing a variety of large scale healthcare projects. Since 2000, Mr. O’Keeffe has served as the Project Executive of Wm. Blanchard Co. Mr. O’Keeffe graduated from Denison University with a Bachelor of Arts degree.

Bruce L. Warwick. Director since 2005

Mr. Warwick, age 72, is currently a Vice Chairman of The Related Companies, a private real estate development firm, where he oversees the development of various real estate development projects including office and residential properties throughout the United States. Prior to joining The Related Companies in 1998, Mr. Warwick served as Vice Chairman, Development of The Galbreath Company, overseeing development and management in the Eastern Region. He has over 45 years of experience in the real estate development industry. Mr. Warwick received a Bachelor of Arts degree from Colgate University.

Corporate Governance

DCT Industrial Trust remains committed to maintaining sound corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board of directors has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Director Independence. We require that a majority of our board of directors be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board of directors must affirmatively determine that there is no direct or indirect material relationship between the Company and the director. The board of directors has determined that Messrs. Altinger, August, Gates, Greer, Hardin, O’Keeffe and Warwick are independent. The board of directors reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and the Company and considering other relevant facts and circumstances. The board of directors has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

Leadership Structure. Although our Corporate Governance Guidelines allow for one individual to serve as both Chairman of the Board and Chief Executive Officer, those roles are currently filled by Mr. Wattles and Mr. Hawkins, respectively. We do not believe the roles must be separated to best serve the Company and our stockholders but the current leadership structure allows us to leverage the extensive knowledge of our industry possessed by Mr. Wattles and Mr. Hawkins.

We also have a lead director who is selected by the independent directors at the meeting of the board of directors scheduled on the day of each annual meeting of our stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled meeting of the board of directors). The responsibilities of our lead director include, but are not limited to, the following:

•	meeting at least once every quarter with the Chairman of the Board and the Chief Executive Officer;

•	presiding at all meetings of the board of directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	reviewing all information sent to the board of directors;

•	reviewing all meeting agendas for the board of directors; and

•	overseeing meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Our lead independent director also has the authority to call meetings of the independent directors.

The board of directors believes that the lead director is an integral part of the board of directors’ structure that promotes strong, independent oversight of our management and affairs. Currently, our lead director is Mr. Warwick.

Communicating with Directors. Any interested party who desires to communicate with any of our directors individually, with the board of directors as a group, or with a particular group of the board of directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our Secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director. The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under “Additional Information” on page 56. The committee reviews its recommendations with the board of directors, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. Neither the committee nor the board of directors has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under the committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In the course of identifying and evaluating candidates, the committee may sometimes retain third-party search firms to identify candidates for the board of directors who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third-party search firms, employees and others.

Risk Oversight. The board of directors plays an important role in the risk oversight of DCT Industrial Trust, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the board of directors and its committees.

In particular, the board of directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the board of directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the board of directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, development projects, certain new borrowings and the appointment and retention of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and nominating and corporate governance committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The board of directors also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the audit committee is specifically responsible for discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of this process, the audit committee oversees the planning and conduct of regular risk assessment protocols that are designed to identify and analyze risks to achieving our business objectives. The results of the risk assessment are discussed with management, used to develop our annual internal audit plan, and are reviewed quarterly by the committee. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to members of the audit committee.

Given its role in the risk oversight of DCT Industrial Trust, the board of directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the board of directors to effectively oversee the management of such risks, and while the board of directors believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the board of directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “—Leadership Structure” above for a discussion of why the board of directors has determined that its current leadership structure is appropriate.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving company securities, conflicts of interest, use of company assets, fair dealing and company accounting. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Corporate Governance Guidelines. We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage.

Board of Directors and Committees

Our board of directors currently consists of nine directors, seven of whom are independent under the requirements of the NYSE listing rules. The board of directors held seven meetings during 2010 and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served, except for Mr. Gates, who would have attended 75% or more of such meetings except for the fact that he missed one or more meetings due to illness. All members of our board are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. All directors attended the 2010 annual meeting in person.

The four standing committees of the board of directors are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board of directors. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance-committee charting on the investor relations webpage.

Audit Committee. The members of the audit committee are Messrs. Altinger, who chairs the committee, August and Warwick, each of whom is independent under the rules of the NYSE and the SEC. The board of directors has determined that Mr. Altinger is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were five meetings of the committee in 2010 and its report appears on page 51. The primary responsibilities of this committee are to assist the board of directors in overseeing: (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, considering and approving the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Investment Committee. The members of the investment committee are Messrs. Hardin, who chairs the committee, Altinger, Gates, Greer, O’Keeffe and Wattles. This committee is responsible for approving acquisitions, dispositions and other investment decisions of the Company up to $75.0 million. Proposed acquisitions in excess of $75.0 million or entry into new international markets require approval by our board. There were six meetings of the committee in 2010.

Compensation Committee. The members of the compensation committee are Messrs. August, who chairs the committee, Altinger, Greer and Warwick, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) make recommendations to the board of directors regarding the compensation payable to members of the board of directors; (4) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were eight meetings of the committee in 2010 and its report appears on page 49.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, and O’Keeffe, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board of directors on board organization matters; (2) assist the board of directors with evaluating the effectiveness of the board of directors and its committees; (3) review and make recommendations for committee appointments to the board of directors; (4) identify individuals qualified to become board members and propose to the board of directors a slate of nominees for election at the annual meeting of stockholders; (5) assess and make recommendations to the board of directors on corporate governance matters; and (6) develop and recommend to the board of directors a set of corporate governance principles. There were five meetings of the committee in 2010.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Thomas G. Wattles	59	Executive Chairman*
Philip L. Hawkins	55	President and Chief Executive Officer*
Stuart B. Brown	45	Chief Financial Officer
Daryl H. Mechem	50	Managing Director, West Region
Matthew T. Murphy	46	Senior Vice President, Finance and Treasurer
Jeffrey F. Phelan	50	Managing Director, California and President of DCT Development
Michael J. Ruen	44	Managing Director, East Region

*	See biographical summary under “Proposal 1: Election of Directors”

The following is a biographical summary of the experience of our executive officers.

Stuart B. Brown, age 45, has been our Chief Financial Officer since October 2006. Mr. Brown previously served as Vice President and Chief Accounting Officer of Federal Realty Investment Trust from 2003 to 2006. Federal Realty is a public REIT specializing in the ownership, management, development and redevelopment of high-quality retail assets. Before joining Federal Realty, Mr. Brown was Vice President, Finance for Giant Food, Inc., a domestic retail grocery chain that is part of the Netherlands-based Royal Ahold supermarket company. He also served in other corporate and operational finance positions at Royal Ahold over approximately ten years, including Vice President, Accounting at Ahold USA, the company’s U.S. retail headquarters, and Vice President, Investor Relations at the company’s global headquarters in the Netherlands. Mr. Brown began his career with Deloitte & Touche. He holds a Bachelor’s degree and a Masters of Accountancy degree, both from the University of Georgia.

Daryl H. Mechem, age 50, has been a Managing Director of our company since 2005. From January 2004 through October 2006 Mr. Mechem was an employee of Dividend Capital Advisors LLC, which was our external advisor at the time. Since the latter part of 2008, Mr. Mechem has overseen the Western Region of our company, responsible for all property operations, investments and development in that region. Prior to joining our external advisor, Mr. Mechem was responsible for property management, leasing and capital expenditures for our company’s real estate portfolio. Prior to joining our former advisor, Mr. Mechem was most recently a Senior Vice President and Regional Director for ProLogis where he had overall responsibilities for the day-to-day real estate operations in the Mid-Atlantic region which encompassed over 43 million square feet in eight markets (Chicago, Cincinnati, Columbus, Indianapolis, Louisville, New Jersey, Pennsylvania and St. Louis). Mr. Mechem joined ProLogis in May 1995 as a Marketing Representative in the Houston market, was promoted to Vice President Market Officer in November 1999, First Vice President in 2001 and Senior Vice President in January 2003. Mr. Mechem holds a Bachelor’s degree from the University of New Mexico.

Matthew T. Murphy, age 46, has been a Senior Vice President of our company since 2005 and our Treasurer since October 2006. From May 2003 through October 2006, Mr. Murphy was the Controller of Dividend Capital Advisors LLC, which was our external advisor at the time. From February 1998 until joining our former external advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy has been active in the accounting functions in connection with real estate companies since 1992. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

Jeffrey F. Phelan, age 50, has been a Managing Director of our company and President of DCT Development since March 2010. Mr. Phelan oversees our operations in California and is responsible for all property operations, investments and development in that region. Mr. Phelan also oversees property development on a Company-wide basis. Prior to joining our company, from November 2006 through March 2010, Mr. Phelan was a principal of Phelan Development Company, a privately held real estate company that Mr. Phelan founded in November 2006, headquartered in Southern California that developed and managed industrial, office and retail properties. Prior to founding Phelan Development, Mr. Phelan was a partner at Panattoni Development Company from 1994 to 2006 where he founded their operations in Southern California and developed over 20 million square feet of industrial, office and retail real estate. Panattoni Development Company is a commercial real estate development company specializing in industrial, office and retail projects. Mr. Phelan received a Bachelor’s degree in Business Administration with a concentration in Real Estate from California State University.

Michael J. Ruen, age 44, has been a Managing Director of our company since early 2007 and prior to that a Senior Vice President of our company since 2005. From February 2004 through October 2006, Mr. Ruen was an employee of Dividend Capital Advisors LLC, which was our external advisor at the time. Since the latter part of 2008, Mr. Ruen has overseen the Eastern Region of our company, responsible for all property operations, investments and development in that region. Prior to that time, Mr. Ruen was responsible for capital deployment in the Eastern United States and development. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. He received his Bachelor of Sciences degree from the University of Alabama and an M.B.A. from Georgia State University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of February 1, 2011, ownership information with respect to our common stock and partnership units in our operating partnership, for those persons known to us to be the beneficial owner of 5% or more of our outstanding common stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)		Percent of Common Stock and Units(2)
Directors and Executive Officers
Thomas G. Wattles	1,030,334	(3)	*	2,668,785	(3)	1.1%
Philip L. Hawkins	940,314	(4)	*	1,721,295	(4)	*
Phillip R. Altinger	69,941	(5)	*	77,633	(5)	*
Thomas F. August	44,228	(6)	*	51,920	(6)	*
John S. Gates, Jr.	69,228	(7)	*	76,920	(7)	*
Raymond B. Greer	—		*	8,000	(8)	*
Tripp H. Hardin	47,695	(9)	*	55,387	(9)	*
John C. O’Keeffe	46,801	(10)	*	54,493	(10)	*
Bruce L. Warwick	86,579	(11)	*	94,271	(11)	*
Stuart B. Brown	228,541	(12)	*	381,456	(12)	*
Daryl H. Mechem	470,990	(13)	*	812,268	(13)	*
Jeffrey F. Phelan	—		*	191,204	(14)	*
Michael J. Ruen	340,875	(15)	*	612,662	(15)	*
All directors and officers as a group (14 persons)	3,608,452	(16)	1.6%	7,083,663	(16)	2.8%

Five Percent Stockholders
FMR LLC
Edward C. Johnson 3d(17)	29,150,067		13.1%	29,150,067		11.7%
The Vanguard Group, Inc.(18)	24,727,466		11.1%	24,727,466		9.9%
Invesco Ltd.(19)	15,982,256		7.2%	15,982,256		6.4%
BlackRock, Inc.(20)	15,182,378		6.8%	15,182,378		6.1%
Davis Selected Advisers, L.P.(21)	14,289,475		6.4%	14,289,475		5.7%
DIAM Co., Ltd.(22)	12,302,471		5.5%	12,302,471		4.9%
Vanguard Specialized Funds – Vanguard REIT Index Fund(23)	11,173,710		5.0%	11,173,710		4.5%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our company and its subsidiaries.
(1)

“Number of shares beneficially owned” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of February 1, 2011 or (ii) converting phantom shares vested or vesting within 60 days of February 1, 2011 to actual shares, but does not include shares of common stock that may be acquired by redeeming OP units in our operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by converting all unvested phantom shares and redeeming OP units in our operating partnership assuming that (i) all outstanding OP units are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and (iii) all OP units have been exchanged for shares of common stock. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. The terms of the LTIP units are described in “Executive and Director Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”

(2)	As of February 1, 2011, 223,365,931 shares of common stock, 24,971,084 OP units and 1,570,567 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable, or conversion of phantom shares vested or vesting within 60 days of February 1, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, (ii) all OP units held by all persons, other than us, have been exchanged for shares of common stock and (iii) all phantom shares held by all persons, whether vested or not, have been converted into shares of common stock.
(3)	Includes 623,438 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Also, includes 406,996 shares held by Thomas and Joan Wattles Revocable Trust. Additionally, the “number of shares and units beneficially owned” column includes 1,638,451 OP units held by TGW Investors LLC.
(4)	Includes 617,319 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 780,981 LTIP units (of which 288,746 are currently vested).
(5)	Includes 16,117 vested phantom shares and 15,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(6)	Includes 12,969 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(7)	Includes 10,533 shares held by the John S. Gates Jr. Trust and 50,000 shares owned by the Gates Charitable Trust. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(8)	The “number of shares and units beneficially owned” column includes 8,000 phantom shares that are not currently vested.
(9)	Includes 2,277 shares held through a trust for the benefit of Mr. Hardin, an additional 1,190 shares held through his profit sharing plan (self-directed), and 16,117 vested phantom shares. Also includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(10)	Includes 25,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(11)	Includes 15,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011 and 12,969 vested phantom shares. Also, includes 42,000 shares held by the Fairfield Darien Green Associates Limited Partnership. Additionally, the “number of shares and units beneficially owned” column includes 7,692 phantom shares that are not currently vested.
(12)	Includes 173,598 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011 and 3,491 shares of restricted stock. Additionally, the “number of shares and units beneficially owned” column includes 152,915 LTIP units (of which 50,850 are vested as of February 1, 2011).
(13)	Includes 198,013 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 175,651 LTIP units (of which 70,061 are vested as of February 1, 2011) and 165,627 OP Units.

(14)	The “number of shares and units beneficially owned” column includes 191,204 LTIP units (of which none are vested as of February 1, 2011).
(15)	Includes 32,258 shares of unvested restricted stock and 213,430 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 1, 2011. Additionally, the “number of shares and units beneficially owned” column includes 99,565 LTIP units (of which 32,019 are vested as of February 1, 2011) and 172,222 OP Units.
(16)	Includes an aggregate of 1,652,208 shares of common stock, 1,976,300 OP units, 1,444,759 LTIP units, 54,152 phantom shares and 1,956,244 shares of common stock underlying currently exercisable stock options which will become exercisable within 60 days after February 1, 2011. See also notes (3)—(15) above.
(17)	Information regarding FMR LLC and Edward C. Johnson 3d is based solely upon a Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2011. FMR LLC reported sole voting power with respect to 10,948,367 shares and each of FMR LLC and Edward C. Johnson 3d reported sole investment power with respect to the same 29,150,067 shares. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 18,201,700 shares or 8.2% of our outstanding common stock. In addition, FMR LLC and Edward C. Johnson 3d reported that Fidelity Small Cap Value Fund is the beneficial owner of 12,650,000 shares or 5.7% of our outstanding common stock. The address of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Small Cap Value Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(18)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on March 10, 2011. The Vanguard Group, Inc. reported sole voting power with respect to 366,734 shares, sole investment power with respect to 24,360,732 shares and shared investment power with respect to 366,734 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(19)	Information regarding Invesco Ltd. (“Invesco”) is based solely on a Schedule 13G filed jointly by Invesco, Invesco Advisers, Inc., Invesco PowerShares Capital Management and Van Kampen Asset Management with the SEC on February 9, 2011. The Schedule 13G filed by Invesco indicates that (i) Invesco Advisers, Inc. has sole voting power with respect to 5,875,947 shares, sole investment power with respect to 15,795,560 shares, shared voting power with respect to 68,875 shares and shared investment power with respect to 39,900 shares, (ii) Invesco PowerShares Capital Management has sole voting power with respect to 120,993 shares and sole investment power with respect to 120,993 shares and (iii) Van Kampen Asset Management has sole voting power with respect to 25,803 shares and sole investment power with respect to 25,803 shares. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.
(20)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2011. BlackRock, Inc. reported sole voting power with respect to 15,182,378 shares and sole investment power with respect to 15,182,378 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(21)	Information regarding Davis Selected Advisers, L.P. is based solely upon a Schedule 13G filed by Davis Selected Advisers, L.P. with the SEC on February 14, 2011. Davis Selected Advisers, L.P. reported sole voting power with respect to 1,785,916 shares, shared voting power with respect to 12,503,559 shares and sole investment power with respect to 14,289,475 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.
(22)	Information regarding DIAM Co., Ltd. is based solely upon a Schedule 13G filed by DIAM Co., Ltd. with the SEC on January 18, 2011. DIAM Co., Ltd. reported sole voting power with respect to 12,302,471 shares and sole investment power with respect to 12,302,471 shares. The address of DIAM Co., Ltd. is 3-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, 100-0005 Japan.
(23)	Information regarding Vanguard Specialized Funds–Vanguard REIT Index Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 10, 2011. Vanguard reported sole voting power with respect to 11,173,710 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Transactions with Related Persons

For purposes of this section titled “Transactions with Related Persons,” the terms “we” and “our” refer to DCT Industrial Trust Inc. together with its consolidated subsidiaries.

Transactions with Jeffrey F. Phelan

In May 2010, we formed a joint venture, DCT 8th & Vineyard LLC, with Iowa Investments, LLC, a company indirectly owned by Mr. Phelan and his wife. On the date the operating agreement was executed, the joint venture acquired a land parcel consisting of approximately 19.3 acres in Rancho Cucamonga, California in exchange for assuming approximately $4.7 million of secured debt which was repaid subsequent to the acquisition. The land parcel was acquired from an entity in which Mr. Phelan and his wife collectively had an indirect ownership interest of 33.5%. Pursuant to the operating agreement, we have contributed 100%, or approximately $5.1 million, of the required equity to date. Pursuant to the operating agreement, we will first receive a return of all of our capital contributions along with a preferred return of 9% per annum. Iowa Investments, LLC will then receive a return of its deemed capital contribution of approximately $2.5 million along with a 9% return per annum on this amount. Thereafter all distributions will be made pro rata based on the ratio of the parties’ actual and deemed capital contributions.

In addition, in December 2010 and January 2011, we acquired interests in a total of five bulk industrial real estate properties in which entities indirectly owned by Mr. Phelan and his wife had existing ownership interests. These transactions are described below.

In December 2010, we entered into two agreements whereby we acquired from third parties ownership interests of approximately 44.8% and 52.6% in two bulk industrial buildings located in Ontario, California, totaling 0.5 million square feet. Entities indirectly owned by Mr. Phelan and his wife had existing ownership interests in these buildings of approximately 21.3% and 25.0%, respectively, and acquired from third parties additional ownership interests in these buildings of approximately 19.1% and 22.4%, respectively, pursuant to these two agreements. We purchased our interests in these buildings for approximately $11.6 million (plus the assumption of our pro rata share of approximately $9.4 million of indebtedness encumbering one of the properties). Following the transaction, we owned each of these buildings as tenants-in-common with entities indirectly owned by Mr. Phelan and his wife and are entitled to earn returns on these buildings in accordance with our respective ownership interests. We control the operation and management of these buildings. In connection with this transaction, we also provided approximately $1.0 million of secured debt financing for the second building that we acquired at an interest rate of 5.75% and a maturity date of January 1, 2012. The loan obligation was split among us and the entities indirectly owned by Mr. Phelan and his wife based on respective ownership interests. As of March 14, 2011, the full balance of the loan is outstanding.

In January 2011, we formed a joint venture, DCT Palmiowa LLC, with Iowa Investments, LLC, a company indirectly owned by Mr. Phelan and his wife. The joint venture acquired two bulk industrial buildings, totaling approximately 0.2 million square feet, located in Riverside, California from entities indirectly owned by Mr. Phelan and his wife for approximately $11.7 million. These entities indirectly owned by Mr. Phelan and his wife had acquired the two bulk industrial buildings shortly before the sale to DCT Palmiowa LLC in order to facilitate the transaction. Pursuant to the operating agreement for the joint venture, we contributed approximately 52.6% of the initial equity capital and Iowa Investments, LLC contributed the remainder, and all distributions will be made pro rata based on the parties’ capital contributions. In connection with this transaction, we also provided DCT Palmiowa LLC with an approximately $7.6 million secured loan at an interest rate of 5.75% and a maturity date of January 1, 2012. As of March 14, 2011, the full balance of the loan is outstanding.

In January 2011, we also entered into an agreement whereby we acquired an ownership interest of approximately 52.6% in a bulk industrial building, totaling approximately 0.2 million square feet, located in Rancho Cucamonga, California. An entity indirectly owned by Mr. Phelan and his wife had an existing ownership interest in this building of approximately 12.5% and acquired an additional ownership interest of approximately 34.9% pursuant to this agreement. We purchased our interest in this building from a third party for approximately

$4.7 million (plus the assumption of our pro rata share of approximately $3.9 million of indebtedness encumbering the property). Following the transaction, we owned this building as a tenant-in-common with an entity indirectly owned by Mr. Phelan and his wife and are entitled to earn returns from the building in accordance with our ownership interest. We control the operation and management of this building.

Transaction with Deutsche Bank AG

In our public offering that closed on February 18, 2011, an affiliate of Deutsche Bank AG participated as an underwriter and purchased 1,052,792 shares of our common stock from us. The aggregate underwriting discount received by the affiliate of Deutsche Bank AG for these shares in the offering was approximately $239,300, which, on a per share basis, was equal to the underwriting discount received by each of the other underwriters. In the offering, we issued a total of 21,850,000 shares of our common stock at a price of $5.35 per share, for net proceeds, before expenses, to us of $111.9 million. Based on Schedule 13Gs filed with the SEC on February 11, 2011 and March 14, 2011, Deutsche Bank AG, was the beneficial owner of more than 5% of our common stock as of December 31, 2010, but had ceased to be as of February 28, 2011.

Transactions with Related Person Approval Policy

Our corporate governance guidelines set forth in writing our transactions with related person approval policy. According to this policy, each related person transaction must be reviewed and approved in advance by the audit committee or, for contributions, acquisitions, and dispositions of real property, the investment committee; provided that if we enter into a transaction without recognizing that it constitutes a related person transaction, this approval requirement can be satisfied if the transaction is subsequently ratified by the audit committee or investment committee, as applicable. Our transactions with related person approval policy under our corporate governance guidelines covers all transactions with related parties required to be disclosed in the proxy statement under SEC rules and all other related person transactions in which the amount involved exceeds $60,000.

Our code of business conduct and ethics sets forth in writing the standards, policies and procedures that the Company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the Company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving the Company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board of directors or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules.

Executive and Director Compensation

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our President and Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as of the end of 2010 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our named executive officers are as follows: Philip L. Hawkins, President and Chief Executive Officer; Stuart B. Brown, Chief Financial Officer; Daryl H. Mechem, Managing Director, West Region; Jeffrey F. Phelan, Managing Director, California and President of DCT Development; and Michael J. Ruen, Managing Director, East Region.

Objectives of Our Executive Compensation Programs

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;

•

Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•

Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

•

Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our entrepreneurial culture.

Additionally, we generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives, for example, through the use of non-qualified stock options instead of options qualifying as incentive stock options under Section 422 of the Internal Revenue Code. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our executives. Additionally, we use LTIP units or offer to executives the choice of LTIP units, which may be more advantageous to executives from a tax perspective than other types of full-value awards, such as shares of restricted stock, as described below under “--Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—LTIP Units,” but result in the loss of a tax deduction for us.

Peer Group Data

During 2010, the compensation committee engaged Frederic W. Cook & Co., Inc., or F.W. Cook, a nationally recognized consulting firm, to be its independent executive compensation consultant and to conduct a competitive review of our executive compensation program. As part of F.W. Cook’s engagement, the compensation committee directed F.W. Cook to, among other things, compare our executive compensation with competitive market compensation data for two different peer groups: an asset-based peer group consisting of eight public REITs with an industrial asset class focus; and a size-based REIT peer group consisting of 14 public REITs similar in size (as defined by equity market capitalization and enterprise value) to our company, but in varying asset classes. The size-based REIT peer group was selected based on REITs similar in size to our company as of the date of the analysis and, as a result, differs somewhat from the size-based peer group used in the 2009 benchmarking analysis described below. These two peer groups, which were developed by F.W. Cook in consultation with our management and subsequently approved by the compensation committee, were comprised of the following companies:

Asset-Based Peers	Size-Based Peers
AMB Property Corporation	American Campus Communities, Inc.
Duke Realty Corporation	Colonial Properties Trust
EastGroup Properties, Inc.	Diamondrock Hospitality Company
First Industrial Realty Trust, Inc.	EastGroup Properties, Inc.
First Potomac Realty Trust	Equity One, Inc.
Liberty Property Trust	Extra Space Storage Inc.
ProLogis	Healthcare Realty Trust Incorporated
PS Business Parks, Inc.	LaSalle Hotel Properties
Lexington Realty Trust
Medical Properties Trust, Inc.
Post Properties, Inc.
PS Business Parks, Inc.
Sovran Self Storage, Inc.
Sunstone Hotel Investors, Inc.

The peer group data presented was based on historical 2009 information, and included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. F.W. Cook also presented the same categories of information for all industrial REITs and all REITs with an enterprise value between $1.0 billion and $3.0 billion that were included in the 2010 NAREIT Compensation and Benefits Survey. For each of these categories of information, F.W. Cook presented information comparing our compensation to the compensation paid by the companies in these peer groups at the 25th, 50th and 75th percentiles for comparable positions. F.W. Cook also reviewed changes to executive compensation programs made by our peers in 2009 and 2010.

Overall, the compensation committee used this competitive market compensation data to gain a greater understanding of market practices in connection with our incentive compensation decisions for 2010 and to evaluate the structure of our future compensation programs. For purposes of 2010 compensation, the compensation committee did not target a single percentile or range of percentiles to be paid, but rather we used this information in connection with our review of our executives’ relative performance compared to their objectives in light of business conditions and developments during the year. In addition, based on its review of our executive compensation programs, the compensation committee has made changes to the structure of our executive compensation programs for 2011, which are described below in more detail under “—2011 Pay for Performance Changes.”

Previously, in order to assist us in determining the amount of executive compensation to pay, in 2009 the compensation committee had engaged the services of FPL Associates, L.P., or FPL Associates, a nationally recognized consulting firm, to conduct a high-level benchmarking analysis for Messrs. Hawkins, Brown, Mechem and Ruen. As part of FPL Associates’ engagement, the compensation committee directed FPL Associates to, among other things, compare our executive compensation with competitive market compensation data from a peer group consisting of 21 public REITs, including eight public REITs with an industrial asset class focus and 13 public REITs similar in size to our company, but in varying asset classes. This peer group included the following companies, which were identified by FPL Associates:

Asset-Based Peers	Size-Based Peers
AMB Property Corporation	American Campus Communities, Inc.
Duke Realty Corporation	BioMed Realty Trust, Inc.
EastGroup Properties, Inc.	Entertainment Properties Trust
First Industrial Realty Trust, Inc.	Equity LifeStyle Properties, Inc.
First Potomac Realty Trust	Equity One, Inc.
Liberty Property Trust	Mid-America Apartment Communities, Inc.
ProLogis	National Health Investors, Inc.
PS Business Parks, Inc.	National Retail Properties, Inc.
Omega Healthcare Investors, Inc.
Post Properties, Inc.
PS Business Parks, Inc.
Saul Centers, Inc.
Sovran Self Storage, Inc.

The peer group data presented was based on historical 2008 information, and included information regarding annual total compensation, target compensation mix and information regarding the use restricted stock and option awards. For total compensation, we reviewed our target and actual total compensation compared to total compensation paid by the companies in these peer groups at the median and for the range between the 25th and 75th percentiles for comparable positions, with adjustments determined by FPL Associates, as necessary, to reflect our executives’ actual responsibilities.

For purposes of 2010 compensation, the compensation committee primarily used this competitive market compensation data to gain a greater understanding of market practices in connection with establishing base salaries, target annual cash incentive bonus amounts and target values for annual grants of long-term equity incentive compensation, all of which was established in early 2010. The compensation committee did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives, the difficulty that we would have in replacing each of our executives and current economic conditions.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have entered into employment agreements with each of our executives that provide for payments and other benefits in connection with a termination of employment. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our annual cash incentive bonuses to take into account our actual performance compared to predetermined performance goals, but also provide flexibility and allow for discretion to appropriately reflect individual circumstances as well as changing business conditions and priorities. In determining the mix of the different elements of executive compensation, we considered the mix being offered by comparable companies. We generally structured the mix of base salary, target annual cash incentive bonuses and target long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation. For 2010, we generally kept the mix of the different elements of executive compensation consistent with the mix that we have had in prior years recognizing that each year, depending on actual performance during the year, the amount of cash incentive bonuses paid and long-term equity incentive compensation granted relative to base salary will necessarily fluctuate.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executives for 2010 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

Total Annual Compensation (2010 vs. 2009)

Overall, the total annual compensation of each of our continuing executives, other than Mr. Brown, decreased slightly from 2009 to 2010. The following table sets forth the amounts of base salary, annual cash incentive bonus and annual long-term equity incentive compensation (based on the value approved) awarded by the compensation committee for each of our executives for 2009 and 2010 and the percentage change in total annual compensation from 2009 to 2010.

Name and Principal Position	Year	Base Salary(1)	Annual Bonus	Annual Equity(2)	Total	Percentage Change(3)
Philip L. Hawkins	2010	$600,000	$510,000	$980,000	$2,090,000	-1.2%
President and Chief Executive Officer	2009	600,000	480,000	1,035,000	2,115,000

Stuart B. Brown	2010	265,000	205,000	290,000	760,000	3.1%
Chief Financial Officer	2009	265,000	180,000	292,500	737,500

Daryl H. Mechem	2010	260,000	165,000	395,000	820,000	-0.6%
Managing Director, West Region	2009	260,000	160,000	405,000	825,000

Jeffrey F. Phelan Managing Director, California and President of DCT Development	2010	260,000	155,000	350,000	765,000

Michael J. Ruen	2010	260,000	155,000	360,000	775,000	-6.1%
Managing Director, East Region	2009	260,000	160,000	405,000	825,000

(1)	Base salary has been annualized for Jeffrey F. Phelan, who was hired on March 31, 2010.
(2)	Annual equity represents the value of the annual long-term equity incentive compensation approved by the compensation committee, of which 80% was made in the form of restricted stock or LTIP units, at the election of the executive, and 20% was made in the form of stock options. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on, and set the exercise price of the stock options at, $5.55, which was the closing stock price of our common stock on February 3, 2011, the date the awards were approved. The stock options have a ten-year term and were valued at $1.66 per share based on Black-Scholes valuation data provided by our management. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of January 1, 2011.
(3)	Percentage change is only presented for 2010.

The foregoing table more accurately reflects the annual decisions of the compensation committee with respect to our executive officers’ compensation than the Summary Compensation Table below. This primarily results from the fact that, in order to link our annual long-term equity incentive compensation to our annual performance, the compensation committee typically grants our annual long-term equity incentive compensation for a particular year in January or February of the following year. Due to the rules governing the presentation of the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted (as opposed to the year for which they were granted). As a result, for example, the “Stock Awards” and “Option Awards” granted in February 2010 for 2009 performance are required to be reported as 2010 compensation. In addition, because we give our executives a choice between restricted stock and LTIP units, the grant date for accounting purposes occurs after the date on which the compensation committee approves the awards. This may result in the accounting value of the awards, which is what is reported in the Summary Compensation Table, differing from the value approved by the compensation committee. The foregoing table also does not include the awards granted under the DCT Industrial Trust Inc. Multi-Year Outperformance Program that are subject to three-year performance-based vesting, as these are multi-year performance-based grants, or the initial equity award granted to Mr. Phelan in connection with his hiring, as this was a one-time award in connection with his hiring.

A detailed discussion of the base salary, annual cash incentive bonus and annual long-term equity incentive compensation paid or awarded to our executives for 2010 is contained below.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject to the commitments we have made to our executives in their employment agreements. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executives and our executives’ performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

During 2010, for each of our executives other than Mr. Phelan, we maintained base salaries at 2009 levels. The base salary for Mr. Phelan, who was hired in March 2010 as our Managing Director, California and President of DCT Development, was established at the same level as the base salary for Messrs. Mechem and Ruen, who are our other Managing Directors. Base salaries for 2010 were based on the compensation committee’s review of competitive market compensation data in mid-2009 and its conclusion that the amount of the base salaries for our executives did not need to increase in order to remain competitive.

The following table sets forth the annual base salaries for our executives for 2010 and 2009:

Named Executive Officer	2010 Base Salary	2009 Base Salary	Percentage Change
Philip L. Hawkins	$600,000	$600,000	—
Stuart B. Brown	$265,000	$265,000	—
Daryl H. Mechem	$260,000	$260,000	—
Jeffrey F. Phelan	$260,000	N/A	N/A
Michael J. Ruen	$260,000	$260,000	—

In setting base salary, we also took into account the commitments that we have made to our executives in their employment agreements. In October 2009, we entered into employment agreements with each of our executives, other than Mr. Phelan. Under these agreements, minimum annual base salaries for our executives were established based on then current levels as follows: Mr. Hawkins’ minimum base salary is $600,000 per year, Mr. Brown’s minimum base salary is $265,000 per year, Mr. Mechem’s minimum base salary is $260,000 per year and Mr. Ruen’s minimum base salary is $260,000 per year. In March 2010, we entered into an employment agreement with Mr. Phelan under which we agreed to pay him a minimum base salary of $260,000 per year.

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation based on annual performance.

Similar to base salary, the employment agreements that we entered into with each of our executives provide for minimum target annual cash incentive bonuses. These agreements provided for the following minimum target annual cash incentive bonuses: Mr. Hawkins—100% of base salary; Mr. Brown—$225,000; Mr. Mechem—$200,000; Mr. Phelan—$200,000; and Mr. Ruen—$200,000. The commitments in these employment agreements related to minimum target annual cash incentive bonuses, and we have discretion to establish the criteria that must be met for the annual cash incentive bonuses to be paid and may grant annual cash incentive bonuses in amounts above or below the target level based on our assessment of performance.

In February 2010, we established target annual cash incentive bonuses for each of our executives. Similar to base salary, we maintained the levels of our executives’ target annual cash incentive bonuses for 2010 at 2009 levels and established Mr. Phelan’s target annual cash incentive bonus to equal the target set for Messrs. Mechem and Ruen. For 2010, our decisions regarding the amount of the target annual cash incentive bonuses were also based on the compensation committee’s analysis of competitive market compensation data in mid-2009 and its conclusion that the amount of the target annual cash incentive bonuses for our executives did not need to increase in order to remain competitive.

The following table sets forth the target annual cash incentive bonuses for each of our executives for 2010 and 2009:

Named Executive Officer	2010 Target Bonus	2009 Target Bonus	Percentage Change
Philip L. Hawkins	$600,000	$600,000	—
Stuart B. Brown	$225,000	$225,000	—
Daryl H. Mechem	$200,000	$200,000	—
Jeffrey F. Phelan	$200,000	N/A	N/A
Michael J. Ruen	$200,000	$200,000	—

In early 2010, we established performance objectives for our executives that were intended to serve as guidelines for our determination regarding the actual bonuses to be paid to these executives. Included among these performance objectives were (1) earnings objectives that were consistent for all executives based on funds from operations, or FFO, which is one of the most significant financial measures that we report to investors, and adjusted funds from operations, or AFFO, per diluted share targets for our company, (2) strategic or departmental objectives that were focused on the primary areas of responsibility for each executive and (3) individual leadership objectives. The 2010 strategic, departmental and individual leadership objectives for each of our executives were based on the following:

Named Executive Officer	Strategic/Departmental and Individual Leadership Objectives
Philip L. Hawkins	Objectives relating to balance sheet management (including annual fixed charge coverage, leverage ratio and credit facility renegotiation), operations (including net operating income and occupancy), volume of acquisitions and the executive’s overall leadership and success in implementing specific organizational changes;

Stuart B. Brown	Objectives relating to balance sheet management (including annual fixed charge coverage and leverage ratio), refinancing activity, capital availability, corporate communications, property management and accounting and the executive’s departmental leadership;

Daryl H. Mechem	Objectives relating to our net operating income, occupancy and maintenance capital expenditures within the Western Region, volume of acquisitions and the executive’s leadership of the Western Region;

Jeffrey F. Phelan	Objectives relating to leasing activity and acquisitions in the California Region, our national development/value-add activities and the executive’s leadership of the California Region; and

Named Executive Officer	Strategic/Departmental and Individual Leadership Objectives
Michael J. Ruen	Objectives relating to our net operating income, occupancy and maintenance capital expenditures within the Eastern Region, net operating income from development assets, volume of acquisitions and the executive’s leadership of the Eastern Region.

Although we did identify specific performance objectives and assign relative weightings to each of the various performance objectives, they were not designed to be applied, and were not applied, in a predetermined, formulaic manner to determine actual bonuses. Consistent with the intended design, in determining actual bonuses, we reviewed executive performance on a holistic basis taking into account the various business changes and other unforeseen developments that occurred during the year as opposed to a strictly line-by-line comparison of actual performance compared to the specific predetermined performance objectives. In reviewing executive performance, the compensation committee considered, among others, the following aspects of our overall performance during 2010:

•

FFO, excluding impairment losses, acquisition costs and debt modification costs, of $0.39 per diluted share for 2010, compared to the objective of $0.40 per diluted share that we had established. For these purposes, FFO per diluted share, excluding impairment losses, acquisition costs and debt modification costs, was calculated by excluding impairment losses of $12.0 million, acquisition costs of $1.2 million and debt modification costs of $1.1 million from our FFO per diluted share for 2010. Our FFO per diluted share is calculated in the manner described in our annual report on Form 10-K for the year ended December 31, 2010. AFFO per diluted share that was below the internal performance objective originally established was also considered.

•

Our maintenance of a strong balance sheet, with a fixed charge coverage ratio and leverage ratio that were consistent with the internal performance objectives originally established and our success refinancing our credit facility, managing our debt maturities and establishing and issuing equity through our at-the-market equity offering program.

•

Our operating performance based on net operating income generated from our portfolio and percentage occupancy, both of which were generally lower than the internal performance objectives originally established for the entire portfolio. Performance in the Eastern Region and, to a lesser degree, the Western Region, was generally below the internal performance objectives originally established while actual maintenance capital expenditures compared favorably to the internal performance objectives originally established. Performance with respect to development properties was also generally below the internal performance objectives originally established.

•	Our acquisition activity during 2010, which exceeded our internal performance objectives.

Based on this holistic review of executive performance taking into account business conditions and developments during the year, the compensation committee generally determined to pay annual cash incentive bonuses that were below target with individual differences based on our executives’ relative performance compared to their objectives, as described above, in light of business conditions and developments during the year. The following are the target and actual annual cash incentive bonuses for each of our executives for 2010 and the percentages of the target annual cash incentive bonuses that were paid:

Named Executive Officer	2010 Target Bonus	2010 Actual Bonus	Percentage Payout
Philip L. Hawkins	$600,000	$510,000	85%
Stuart B. Brown	$225,000	$205,000	91%
Daryl H. Mechem	$200,000	$165,000	83%
Jeffrey F. Phelan	$200,000	$155,000	78%
Michael J. Ruen	$200,000	$155,000	78%

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of restricted stock, LTIP units in our operating partnership and stock options to executives as part of our total compensation package. During 2010, there were two primary components of our long-term equity incentive awards: an annual grant program and a multi-year program.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. We determine our annual grants based on a dollar value, with 80% being paid in the form of restricted stock or LTIP units and 20% being paid in the form of stock options. Our annual grant program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to incent our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We use a mix of restricted stock/LTIP units and stock options in order to provide an appropriate blend of downside risk and upside potential at the time of the initial award and in the future as our stock price may change. We use restricted stock or LTIP units for the majority of our long-term equity incentive compensation because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price. We use ten-year stock options for a portion of our long-term equity incentive compensation in order to incentivize and reward our executives for increases our stock price over the long term.

Similar to annual cash incentive bonuses, the employment agreements that we entered into with each of our executives provide for minimum target values for our annual grants. The terms of their respective employment agreements provided for the following minimum target values for annual grants: Mr. Hawkins—$1,150,000; Mr. Brown—$325,000; Mr. Mechem—$450,000; Mr. Phelan—$450,000; and Mr. Ruen—$450,000. The commitments in these employment agreements related to minimum target values; however, we have discretion to establish the criteria that must be met for the annual grants to be awarded and may grant awards with actual values above or below the target level based on our assessment of performance in order to fully motivate and reward our executives. These employment agreements also specify that the vesting of these awards must occur in equal annual installments over no more than five years.

In February 2010, we established target values for the annual grants for each of our executives. Similar to base salary and annual cash incentive bonus targets, we maintained the levels of our executives’ target values for the annual grants for 2010 at 2009 levels and established Mr. Phelan’s target value to equal the target value set for Messrs. Mechem and Ruen. For 2010, our decisions regarding the amount of the target values was also based on the compensation committee’s analysis of competitive market compensation data in mid-2009 and its conclusion that the amount of the target values for annual grants for our executives did not need to increase in order to remain competitive.

The following table sets forth the target values of the annual grants for each of our executives for 2010 and 2009:

Named Executive Officer	2010 Target Value	2009 Target Value	Percentage Change
Philip L. Hawkins	$1,150,000	$1,150,000	—
Stuart B. Brown	$325,000	$325,000	—
Daryl H. Mechem	$450,000	$450,000	—
Jeffrey F. Phelan	$450,000	N/A	N/A
Michael J. Ruen	$450,000	$450,000	—

In early 2010, we established a number of performance objectives for our executives that were intended to serve as guidelines for our determination regarding the actual grants to be made to these executives. These performance objectives were the same performance objectives that we used in connection with the determination of annual cash bonuses, and they were evaluated in substantially the same manner for purposes of determining actual equity grants for 2010.

Based on the compensation committee’s holistic review of executive performance taking into account business conditions and developments during the year, the compensation committee generally determined to grant annual long-term equity incentive awards with values that were below target with individual differences based on our executives’ relative performance compared to their objectives, as described above, in light of business conditions and developments during the year. The following are the target and actual values of the annual equity awards for each of our executives for 2010 and the percentages of the target value that were awarded:

Named Executive Officer	2010 Target Value	2010 Actual Value	Percentage Granted
Philip L. Hawkins	$1,150,000	$980,000	85%
Stuart B. Brown	$325,000	$290,000	89%
Daryl H. Mechem	$450,000	$395,000	88%
Jeffrey F. Phelan	$450,000	$350,000	78%
Michael J. Ruen	$450,000	$360,000	80%

For each executive officer, 80% of the annual grant was made in the form of restricted stock or LTIP units, at the election of the executive, and 20% was made in the form of stock options. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on, and set the exercise price of the stock options at, $5.55, which was the closing stock price of our common stock on February 3, 2011, the date the awards were approved. The stock options have a ten-year term and were valued at $1.66 per share based on Black-Scholes valuation data provided by our management. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of January 1, 2011.

The following table sets forth the terms of the equity awards actually made to our executives in 2011 with respect to 2010:

	LTIP Units	Stock Options
Named Executive Officer	(# of units)	(# of shares)	Exercise Price
Philip L. Hawkins	141,261	118,072	$5.55
Stuart B. Brown	41,802	34,940	$5.55
Daryl H. Mechem	56,937	47,590	$5.55
Jeffrey F. Phelan	50,450	42,169	$5.55
Michael J. Ruen	51,892	43,373	$5.55

Multi-Year Outperformance Program

On January 11, 2010, the compensation committee adopted the DCT Industrial Trust Inc. Multi-Year Outperformance Program, or the Outperformance Program, which is a long-term incentive compensation program, and granted awards under the program to certain officers and senior executives for 2010.

The 2010 awards entitle participants to receive shares of our common stock with a maximum value of $10 million based on our absolute and relative total return to stockholders during the three-year performance period beginning on December 31, 2009. Half of the awards are based on our absolute total return to stockholders during the performance period and the other half are based on our relative total return to stockholders during the performance period compared to the performance of the MSCI US REIT Index during the same period. The calculation of the awards is based on the following table (provided that the aggregate award values set forth below will be pro-rated between the percentages set forth below to reflect actual performance that falls between the specific percentages set forth below and the aggregate award value under the relative total return metric may not exceed the greater of (1) $500,000 or (2) 50% of the excess total return generated as a result of our outperformance above the MSCI US REIT Index):

Absolute Total Return		Relative Total Return
Percentage Per Year, Compounded Annually	Aggregate Award Value	Percentage of MSCI US REIT Index	Aggregate Award Value
<8%	$0	<100%	$0
8%	$500,000	100%	$500,000
9%	$1,000,000	102.5%	$1,000,000
10%	$1,500,000	105%	$1,500,000
11%	$2,000,000	107.5%	$2,000,000
12%	$2,500,000	110%	$2,500,000
13%	$3,000,000	112.5%	$3,000,000
14%	$3,500,000	115%	$3,500,000
15%	$4,000,000	117.5%	$4,000,000
16%	$4,500,000	120%	$4,500,000
= or > 17%	$5,000,000	= or > 122.5%	$5,000,000

Each participant’s award is designated as a specified percentage of the aggregate award value earned during the performance period, and participants are also entitled to a share of any unallocated portion of the aggregate award value. At the end of the performance period, the compensation committee will calculate the aggregate award value earned, and each participant will be issued shares of our common stock as of the end of the performance period with a value equal to that participant’s share of the aggregate award value. Half of the shares of common stock issued will be fully vested upon issuance and the remaining half will vest on the first anniversary of the end of the performance period based on continued employment. We may also permit participants to elect to receive their awards in the form of LTIP units or other equivalent forms of equity in lieu of shares of common stock.

In the event of a change-in-control (as determined for purposes of the Outperformance Program) during a performance period, the performance period will be shortened to end on the date of the change-in-control and participants’ awards will be based on performance through that date. In such a case, the aggregate award value will be the larger of (i) a pro rated amount of the aggregate award value earned based on the portion of the performance period that actually elapsed or (ii) the aggregate award value that would have been earned if our annual percentage return to stockholders was calculated based on the aggregate total return actually achieved during such performance period, but assumed that such return had been generated over the full three-year performance period. Any shares of common stock earned upon a change-in-control will be fully vested upon issuance. In the event of a change-in-control after a performance period has ended, all unvested awards issued under the Outperformance Program for such performance period will fully vest.

If a participant’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the participant for good reason, in each case as determined under the Outperformance Program, the participant’s award will be calculated in the same manner as if a change-in-control occurred on the date of termination and any shares of common stock that are earned will be fully vested upon such date of termination. If such a termination occurs after the end of a performance period, then all of the participant’s unvested awards for such performance period will fully vest. If a participant is terminated for any other reason, the participant will forfeit all unearned awards and unvested shares granted under the Outperformance Program.

On January 11, 2010, the compensation committee granted our named executives, with the exception of Mr. Phelan, awards under the Outperformance Program for 2010. On April 1, 2010, the compensation committee granted Mr. Phelan an award under the Outperformance Program for 2010 in connection with his hiring. The committee granted 2010 awards with the following participation percentages under the Outperformance Program to the following executives: Mr. Hawkins (18%); Mr. Brown (12%); Mr. Mechem (12%); Mr. Phelan (12%); and Mr. Ruen (12%).

Our previous outperformance program, the DCT Industrial Trust Inc. 2006 Outperformance Program, which was adopted in December 2006, was terminated early in the fourth quarter of 2009. No awards were earned under the 2006 Outperformance Program. The three-year performance period for that program was scheduled to expire on December 15, 2009, with service required through December 2011 for full vesting of the awards.

Currently, based on its overall review of our executive compensation programs, the compensation committee has discontinued use of the Outperformance Program on a prospective basis (i.e., the 2010 awards will remain outstanding, but the compensation committee does not expect to issue awards under the Outperformance Program with respect to the three-year performance period beginning on December 31, 2010 as it had originally anticipated).

LTIP Units

In 2006, we established a program under our Second Amended and Restated 2006 Long-Term Incentive Plan, or the 2006 Plan, for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units are a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under the 2006 Plan are valued by reference to the value of our common stock, and may be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of our common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) our issuance of common stock, (2) the issuance by our operating partnership of common or other partnership units, (3) our repurchases of significant amounts of common stock for cash, and (4) the redemption by our operating partnership of common units for cash, in each case so long as the price of our common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our 2006 Plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, the compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Stock Ownership Guidelines

In order to complement our long-term equity incentive compensation program and further align the interests of our executives with those of our stockholders, our board of directors adopted stock ownership guidelines that apply to our executives. See “Executive and Director Compensation—Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Equity Award Grant Policy

In 2007, we adopted an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the executives and all other employees. Under this policy, generally, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of the compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options granted as part of the annual awards will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by the compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on a quarterly basis on the third trading day following each of our quarterly earnings releases.

2011 Pay for Performance Changes

Based on its review of our executive compensation programs, the compensation committee has made changes to the structure of our executive compensation programs to further our compensation objectives, including, in particular, our objectives of creating and maintaining a performance-driven organization, aligning the interests of our executives and stockholders and motivating our executives to manage our business to meet our short- and long-term objectives. The following are the primary changes made by the compensation committee:

•

2011 annual cash incentive bonuses and annual grants of long-term equity incentive compensation will be linked in a more formulaic manner to the achievement of specific, objectively measurable goals; and

•	as noted above, use of the Outperformance Plan has been discontinued on a prospective basis.

For 2011, we have restructured the objectives for our annual cash incentive bonuses and annual grants of long-term equity incentive compensation and the manner in which these objectives are linked to the determination of the annual bonuses to be paid and annual grants to be made. The table set forth below describes the objectives that we have established for each of our executives and the percentage of that executive’s annual cash incentive bonus and annual grant of long-term equity incentive compensation that will be linked to the achievement of each objective. For each of our executives, the objectives and percentages are the same for annual cash incentive bonuses and annual grants of long-term equity incentive compensation.

Objectives	Hawkins	Brown	Mechem	Phelan	Ruen
FFO(1)	30.0%	40.0%	25.0%	25.0%	25.0%
Net operating income(2)	22.5%	15.0%	25.0%	20.0%	25.0%
Acquisition volume(3)	22.5%	15.0%	30.0%	35.0%	30.0%
Individualized objectives	25.0%	30.0%	20.0%	20.0%	20.0%

Total	100%	100%	100%	100%	100%

(1)	Represents FFO per diluted share, excluding gains, impairments, acquisition costs and debt retirement costs.
(2)	Represents net operating income, excluding new acquisitions and adjusted for dispositions. For Messrs. Hawkins and Brown, this objective is based on net operating income for all properties. For Messrs. Mechem, Phelan and Ruen, this objective relates to net operating income for properties in each executive’s region.
(3)	Acquisition volume is based on the unlevered investment in acquisitions closed during 2011. For Messrs. Hawkins and Brown, this objective is based on company-wide acquisition volume. For Messrs. Mechem, Phelan and Ruen, 15% of annual bonuses and grants is based on company-wide acquisition volume and the remaining amount (15% for Messrs. Mechem and Ruen and 20% for Mr. Phelan) is based on acquisitions sourced in each executive’s region.

We selected these specific objectives because FFO and net operating income are two of the most significant financial measures that we report to investors and use to evaluate our ongoing performance and the completion of acquisitions, consistent with our investment criteria, during 2011 is one of our key strategic goals for the year.

For each of these objectives, we have established five different levels of performance pursuant to which executives may earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective or from 50-150% of the target value of the portion of the annual grant of long-term equity incentive compensation attributable to that objective. The structure of these performance levels is set forth in the table below.

Program	Minimum	Threshold	Target	High	Maximum
Annual cash incentive bonus program	0%	50%	100%	150%	200%
Long-term equity incentive program	50%	75%	100%	125%	150%

(1)	Maximum represents amount earned for performance at or above the maximum. For each objective, the maximums are set at levels of performance that are considered a significant stretch and have a low probability of being achieved. Minimum represents amount earned for performance at or below the minimum. For each objective, the minimums are set at levels of performance that are considered highly probable of achievement. To the extent performance falls between two of the categories above, the amount earned will be determined by linear interpolation between the amounts for the two categories.

The compensation committee has retained negative discretion with respect to our annual cash incentive bonus and our annual grants of long-term equity incentive compensation and, accordingly, may choose to award executives an annual bonus or annual equity grant that is less than they would have earned based on a formulaic application of the objectives described above.

For 2011, we have also discontinued the use of the Outperformance Program on a prospective basis. After a review of overall executive compensation by F.W. Cook, the compensation committee concluded that the annual grants of long-term equity incentive compensation under the restructured program, which include stock options, which only have value to the extent the value of our common stock increases, and have multi-year vesting, which aligns our executives’ incentives with the long-term performance of our common stock, provided appropriate long-term equity incentives for our executives. Accordingly, the compensation committee currently does not expect to grant awards under the Outperformance Program or a similar multi-year performance-based equity incentive program in 2011 or future years. The awards that were granted in 2010 will remain outstanding and may be earned based on our performance over the three-year performance period ending December 31, 2012.

Employment Agreements

We have employment agreements with each of our executives. We entered into employment agreements with Messrs. Hawkins, Brown, Mechem and Ruen in October 2009, which superseded their previous employment agreements with us. On March 31, 2010, we entered into an employment agreement with Mr. Phelan in connection with his hiring. For Messrs. Hawkins, Brown, Mechem and Ruen, the employment agreements, among other things, provide for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, each of these executives has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. With respect to Mr. Phelan, in the event of a termination of employment by us without cause or by an executive for good reason, the employment agreement, among other things, permits Mr. Phelan to offer to enter into a one-year consulting agreement with us on pre-negotiated terms, including non-compete, non-solicitation and confidentiality provisions that apply during the term. We then have the option to either enter into the agreement and, among other things, pay the pre-negotiated compensation to Mr. Phelan during the term or refuse Mr. Phelan’s offer and provide him with severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time. For Mr. Phelan, in the event that the termination occurs within 12 months after a change-in-control, we have agreed to provide him with severance payments regardless of whether he has offered to enter into the consulting agreement. For each of our executives, we believe that because the severance level and/or terms of any continuing consulting agreement are negotiated up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance. We also believe that providing pre-negotiated severance benefits for these executives in the event they are terminated without cause or terminate their employment for good reason following a change-in-control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our executives may be expected to be terminated. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements.

Broad-Based Benefits

All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive and Director Compensation—Executive and Director Compensation Process.”

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation paid for 2010, 2009 and 2008 to each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Award(s) ($)(1)	Option Awards ($)(1)	All Other Compensation	Total
Philip L. Hawkins President and Chief Executive Officer	2010	$600,000	$510,000	$1,119,765	$204,275	$—	$2,434,040
	2009	600,000	480,000	566,569	159,105	—	1,805,674
	2008	600,000	400,000	859,302	248,213	—	2,107,515

Stuart B. Brown Chief Financial Officer	2010	265,000	205,000	436,181	57,729	—	963,910
	2009	265,000	180,000	196,410	55,156	—	696,566
	2008	265,000	180,000	242,851	70,147	—	757,998

Daryl H. Mechem Managing Director, West Region	2010	260,000	165,000	524,011	79,933	—	1,028,944
	2009	260,000	160,000	264,397	74,249	—	758,646
	2008	260,000	140,000	261,524	75,543	—	737,067

Jeffrey F. Phelan Managing Director, California and President of DCT Development	2010	195,000	155,000	1,156,081	—	—	1,506,081

Michael J. Ruen Managing Director, East Region	2010	260,000	155,000	524,011	79,933	—	1,018,944
	2009	260,000	160,000	220,000	58,339	—	698,339
	2008	260,000	100,000	336,253	97,127	—	793,380

(1)	Amounts for 2008, 2009 and 2010 are based on the aggregate grant date fair value of stock awards and option awards granted in the fiscal year the years ended December 31, 2008, 2009 and 2010 respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values, except for the awards made to our named executive officers under the Outperformance Program, are set forth in note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. The fair values for the awards issued to our named executive officers, except Mr. Phelan, under the Outperformance Program were determined by a lattice-binomial option-pricing model based on a Monte Carlo simulation using a common stock volatility factor of 88%, a MSCI US REIT Index volatility factor of 61% and a risk-free interest rate of 1.53%. The fair values for the award issued to Mr. Phelan under the Outperformance Program was determined by a lattice-binomial option-pricing model based on a Monte Carlo simulation using a common stock volatility factor of 92%, a MSCI US REIT Index volatility factor of 63% and a risk-free interest rate of 1.50%. These amounts for 2010 include the following amounts relating to the awards made to our named executive officers under the Outperformance Program: Mr. Hawkins—$311,738; Mr. Brown—$207,825; Mr. Mechem—$207,825; Mr. Phelan--$198,149; and Mr. Ruen—$207,825. The maximum payouts under the Outperformance Program for each of the named executive officers would be as follows: Mr. Hawkins —$1,800,000; Mr. Brown —$1,200,000; Mr. Mechem—$1,200,000; Mr. Phelan—$1,200,000; and Mr. Ruen—$1,200,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 to our named executive officers.

2010 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Philip L. Hawkins	01/11/10	01/11/10		N/A	$516,664	$1,800,000	—	—		$311,738
	02/11/10	02/11/10		—	—	—	—	148,921	$4.56	204,275
	02/25/10	02/11/10	(3)	—	—	—	181,579	—		808,027

Stuart B. Brown	01/11/10	01/11/10		N/A	344,443	1,200,000	—	—		207,825
	02/11/10	02/11/10		—	—	—	—	42,086	4.56	57,729
	02/25/10	02/11/10	(3)	—	—	—	51,316	—		228,356

Daryl H. Mechem	01/11/10	01/11/10		N/A	344,443	1,200,000	—	—		207,825
	02/11/10	02/11/10		—	—	—	—	58,273	4.56	79,933
	02/25/10	02/11/10	(3)	—	—	—	71,053	—		316,186

Jeffrey F. Phelan	03/31/10	03/22/10		—	—	—	191,204	—	—	957,932
	04/01/10	03/22/10		N/A	344,443	1,200,000	—	—		198,149

Michael J. Ruen	01/11/10	01/11/10		N/A	344,443	1,200,000	—	—		207,825
	02/11/10	02/11/10		—	—	—	—	58,273	4.56	79,933
	02/25/10	02/11/10	(3)	—	—	—	71,053	—		316,186

(1)	Represents awards made under the Outperformance Program. Under this program, awards will be paid to each executive in shares of our common stock with a value equal to that executive’s award. We may also permit executives to receive their award in the form of LTIP units or other equivalent forms of equity in lieu of common stock. Awards under this program for each executive may range from $0 to the maximum amount set forth in the table. Accordingly, the “Threshold($)” subcolumn is not applicable. Also, because there is no established target amount under this program, the amount reported under the “Target($)” subcolumn represents the amount that the executives would have earned, including their unallocated percentage, if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from January 1, 2010 through December 31, 2010. Any unallocated portion of our Outperformance Program at the end of the performance period will be reallocated on a pro rata basis among the program’s participants, including our named executive officers. As of December 31, 2010, 98% of the Outperformance Program was allocated to participants.
(2)	All awards were grants of LTIP units and were made under the 2006 Plan.
(3)	In order to enable our named executive officers to elect to receive some or all of their awards in the form of LTIP units, the grant date for the awards occurred after the approval of the awards. The total number of LTIP units granted were based on the dollar value of the awards approved on February 11, 2010, and the closing price of our common stock on the New York Stock Exchange on February 11, 2010.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2010, we granted equity awards to our named executive officers under the 2006 Plan, as described in the 2010 Grants of Plan-Based Awards table. Each stock option granted has a term of ten-years from its grant date. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee maintains a service relationship with us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee may continue to exercise the stock option for a period of one year thereafter. Each of the equity awards granted in 2010 vests over four years with 25% vesting on January 1, 2011 and 25% on each January 1st thereafter based on continued employment; provided that vesting of each is also subject to acceleration in connection with a change-in-control as described below under “—Potential Payments Upon Termination or Change-in-Control.” Generally, we pay distributions and dividends to holders of all LTIP units and shares of restricted stock, whether vested or not, at the same rate per share as the dividends per share paid to our common stockholders. The terms of the LTIP units are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”

In 2010, we also granted awards to our named executive officers under the Outperformance Program. The terms of the awards are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Multi-Year Outperformance Program.”

The terms of employment agreements that we have entered into with our executives are described below under “—Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010, with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(2)
Philip L. Hawkins	160,558	40,140	(3)	$11.46	01/11/2017
	179,687	179,688	(4)	8.64	02/11/2018
	75,000	225,000	(5)	3.41	02/10/2019
	—	148,921	(6)	4.56	02/11/2020
						225,397	(7)	$1,196,858
						16,056	(8)	85,257
						53,241	(9)	282,710
						131,965	(11)	700,734
						181,579	(12)	964,184
									97,300	$516,664

Stuart B. Brown	34,904	8,726	(3)	11.46	01/11/2017
	50,781	50,782	(4)	8.64	02/11/2018
	26,000	78,000	(5)	3.41	02/10/2019
	—	42,086	(6)	4.56	02/11/2020
						25,555	(10)	135,697
						3,491	(8)	18,537
						15,047	(9)	79,900
						45,748	(11)	242,922
						51,316	(12)	272,488
									64,867	344,443

Daryl H. Mechem	31,414	7,853	(3)	11.46	01/11/2017
	54,687	54,688	(4)	8.64	02/11/2018
	35,000	105,000	(5)	3.41	02/10/2019
	—	58,273	(6)	4.56	02/11/2020
						3,141	(8)	16,679
						16,204	(9)	86,043
						61,584	(11)	327,011
						71,053	(12)	377,291
									64,867	344,443

Jeffrey F. Phelan						191,204	(13)	1,015,293
									64,867	344,443

Michael J. Ruen	38,394	9,599	(3)	11.46	01/11/2017
	70,312	70,313	(4)	8.64	02/11/2018
	27,500	82,500	(5)	3.41	02/10/2019
	—	58,273	(6)	4.56	02/11/2020
						3,839	(8)	20,385
						20,833	(9)	110,623
						48,387	(11)	256,935
						71,053	(12)	377,291
									64,867	344,443

(1)	Based on a price of $5.31 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2010. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(2)	The number and market or payout value of equity incentive plan awards is based on the amount that the executives would have earned under our Outperformance Program, including their unallocated percentage, if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from January 1, 2010 through December 31, 2010. The terms of our Outperformance Program, including the vesting terms, are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Multi-Year Outperformance Program.”
(3)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on January 11, 2007 under the 2006 Plan: Mr. Hawkins—200,698 shares; Mr. Brown—43,630 shares; Mr. Mechem—39,267 shares; and Mr. Ruen—47,993 shares. The total number of shares originally subject to the stock options were subject to vesting over five years with 20% vesting on October 10, 2007, and 20% on each October 10 thereafter based on continued employment.
(4)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 11, 2008 under the 2006 Plan: Mr. Hawkins—359,375 shares; Mr. Brown—101,563 shares; Mr. Mechem—109,375 shares; and Mr. Ruen—140,625 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2009, and 25% on January 1 of each of the following three years based on continued employment.
(5)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 10, 2009 under the 2006 Plan: Mr. Hawkins—300,000 shares; Mr. Brown—104,000 shares; Mr. Mechem—140,000 shares; and Mr. Ruen—110,000 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2010, and 25% on January 1 of each of the following three years based on continued employment.
(6)	Represents the unvested portion of stock options to purchase the following number of shares of common stock, which were granted on February 11, 2010 under the 2006 Plan: Mr. Hawkins—148,921 shares; Mr. Brown—42,086 shares; Mr. Mechem—58,273 shares; and Mr. Ruen—58,273 shares. The total number of shares originally subject to the stock options were subject to vesting over four years with 25% vesting on January 1, 2011, and 25% on January 1 of each of the following three years based on continued employment.
(7)	Represents the unvested portion of 450,795 LTIP units granted on October 25, 2006 that were subject to vesting as follows: 25% on August 1, 2009, 25% on August 1, 2010, and 50% on August 1, 2011 based on continued employment.
(8)	Represents the unvested portion of the following equity awards that were granted on February 13, 2007, under the 2006 Plan: Mr. Hawkins—80,279 LTIP units; Mr. Brown—17,452 shares of restricted stock; Mr. Mechem—15,707 LTIP units; and Mr. Ruen—19,197 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over five years with 20% vesting on October 10, 2007, and 20% on October 10 of each of the following four years based on continued employment.
(9)	Represents the unvested portion of the following equity awards that were granted on February 22, 2008, under the 2006 Plan: Mr. Hawkins—106,481 LTIP units; Mr. Brown—30,093 LTIP units; Mr. Mechem—32,407 LTIP units; and Mr. Ruen—41,667 LTIP units. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over four years with 25% vesting on January 1, 2009, and 25% on January 1 of each of the following three years based on continued employment.
(10)	Represents the unvested portion of 51,111 LTIP units granted on October 25, 2006 that were subject to vesting as follows: 25% on October 10, 2009, 25% on October 10, 2010, and 50% on October 10, 2011 based on continued employment.

(11)	Represents the unvested portion of the following equity awards that were granted on February 25, 2009, under the 2006 Plan: Mr. Hawkins—175,953 LTIP units; Mr. Brown—60,997 LTIP units; Mr. Mechem—82,111 LTIP units; and Mr. Ruen—64,516 shares of restricted stock. The total number of LTIP units or shares of restricted stock originally granted were subject to vesting over four years with 25% vesting on January 1, 2010, and 25% on January 1 of each of the following three years based on continued employment.
(12)	Represents the unvested portion of the following equity awards that were granted on February 25, 2010 under the 2006 Plan: Mr. Hawkins—181,579 LTIP units; Mr. Brown—51,316 LTIP units; Mr. Mechem—71,053 LTIP units; and Mr. Ruen—71,053 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2011, and 25% on January 1 of each of the following three years based on continued employment.
(13)	Represents 191,204 LTIP units granted on March 31, 2010 that vest 25% on March 30, 2013, 25% on March 30, 2014, and 50% on March 30, 2015 based on continued employment.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2010 and the aggregate number of shares of common stock and LTIP units that vested in 2010. The value realized on exercise is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares/LTIP units vesting.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Philip L. Hawkins	—	$—	199,363	$961,685
Stuart B. Brown	—	—	39,040	194,029
Daryl H. Mechem	—	—	31,771	159,113
Jeffrey F. Phelan	—	—	—	—
Michael J. Ruen	—	—	30,386	152,077

(1)	Based on the closing price on the New York Stock Exchange of one share of our common stock on the vesting dates for the shares of common stock and LTIP units that vested in 2010.

Potential Payments Upon Termination or Change-in-Control

On October 9, 2009, we entered into employment agreements with each of Mr. Hawkins, Mr. Brown, Mr. Mechem and Mr. Ruen. On March 31, 2010, we also entered into an employment agreement with Mr. Phelan. Under the employment agreements, Mr. Hawkins serves as our Chief Executive Officer and a director; Mr. Brown serves as our Chief Financial Officer; Mr. Mechem serves as our Managing Director, West Region, Mr. Phelan serves as our Managing Director, California and President of DCT Development and Mr. Ruen serves as our Managing Director, East Region. The employment agreements all have a three-year term. The following is a description of the material terms of our employment agreements with our named executive officers.

Philip L. Hawkins

Mr. Hawkins’ employment agreement provides for an annual salary of at least $600,000, annual cash bonuses with a target cash bonus of at least 100% of Mr. Hawkins’ annual salary for the applicable fiscal year and annual equity awards with a target value of at least $1,150,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Hawkins or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. If Mr. Hawkins is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Hawkins for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Hawkins in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Hawkins is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Hawkins’ employment is terminated by us without cause or by Mr. Hawkins for good reason during the term of employment or within 18 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) two times annual salary plus (ii) two times the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. Mr. Hawkins will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Hawkins’ employment is terminated by us upon Mr. Hawkins’ death or disability, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. In addition, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Additionally, under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Hawkins is entitled to receive a tax gross-up payment in an amount sufficient to put him in the same after-tax position (assuming the highest possible applicable tax rates applied) that he would have been in if such payment or benefit did not constitute an excess parachute payment.

Stuart B. Brown

Mr. Brown’s agreement provides for an annual salary of at least $265,000, annual cash bonuses with a target cash bonus of at least $225,000 and annual equity awards with a target value of at least $325,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Brown or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. If Mr. Brown is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Brown for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Brown in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Brown is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Brown’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Brown’s employment is terminated by us without cause or by Mr. Brown for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Brown will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, two times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, two times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Brown’s employment was terminated based on the target annual cash bonus. Mr. Brown will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Brown’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Brown’s employment is terminated by us upon Mr. Brown’s death or disability, Mr. Brown will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Brown’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Brown’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Brown’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Additionally, under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Brown is entitled to receive a tax gross-up payment in an amount sufficient to put him in the same after-tax position (assuming the highest possible applicable tax rates applied) that he would have been in if such payment or benefit did not constitute an excess parachute payment.

Daryl H. Mechem

Mr. Mechem’s agreement provides for an annual salary of at least $260,000, annual cash bonuses with a target cash bonus of at least $200,000 and annual equity awards with a target value of at least $450,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Mechem or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. If Mr. Mechem is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year, or, if employment is terminated by us without cause or Mr. Mechem for good reason, six months, (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Mechem for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Mechem in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Mechem is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Mechem’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Mechem’s employment is terminated by us without cause or by Mr. Mechem for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Mechem will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, two times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, two times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Mechem’s employment was terminated based on the target annual cash bonus. Mr. Mechem will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Mechem’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Mechem’s employment is terminated by us upon Mr. Mechem’s death or disability, Mr. Mechem will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Mechem’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Mechem’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Mechem’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Mechem is not entitled to receive a tax gross-up payment.

Jeffrey F. Phelan

Mr. Phelan’s agreement provides for an annual salary of at least $260,000, annual cash bonuses with a target cash bonus of at least $200,000 and annual equity awards with a target value of at least $450,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Phelan or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. If Mr. Phelan is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) nonsolicitation of our employees for one year; (2) nondisparagement of us for one year; and (3) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Phelan in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Phelan is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Phelan’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Phelan’s employment is terminated by us without cause or by Mr. Phelan for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter (a “Qualified Termination”), Mr. Phelan will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, and (2) a pro-rata cash bonus for the year in which Mr. Phelan’s employment was terminated based on the target annual cash bonus.

Additionally, upon a Qualified Termination, Mr. Phelan may offer to enter into a one-year consulting agreement with us on pre-negotiated terms (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Phelan would agree to consult with us for up to 10 hours per month and would be subject to non-competition provisions during the term. In exchange, we would (1) pay Mr. Phelan an annual fee equal to 5% of his “full-time consulting rate,” which equals the sum of (i) his annual salary prior to the termination of his employment plus (ii) the greater of his target cash bonus for the year of the termination of his employment or the average of actual cash bonuses for the two years preceding the year of the termination of his employment, (2) provide Mr. Phelan with continued medical and welfare benefits for 18 months and (3) permit Mr. Phelan to continue vesting in his equity awards subject to time-based vesting. In addition, if Mr. Phelan fully performed under the Consulting Agreement, then at the end of the term, he would be entitled to (1) a bonus equal to the sum of (i) his full-time consulting rate plus (ii) an amount equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans based on the rates paid by us immediately prior to the termination of his employment and (2) full acceleration of time-based vesting on all of his outstanding unvested equity awards.

If we reject Mr. Phelan’s offer to enter into the Consulting Agreement or, regardless of whether Mr. Phelan offered to enter into the Consulting Agreement, if the Qualified Termination occurred within 12 months after a change-in-control, then Mr. Phelan will also receive (1) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, two times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, two times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (2) a cash payment equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans based on the rates paid by us immediately prior to the termination. Mr. Phelan will also continue to receive his medical and welfare benefits for 18 months, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Phelan’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Phelan’s employment is terminated by us upon Mr. Phelan’s death or disability, Mr. Phelan will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Phelan’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Phelan’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Phelan’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Phelan is not entitled to receive a tax gross-up payment.

Michael J. Ruen

Mr. Ruen’s agreement provides for an annual salary of at least $260,000, annual cash bonuses with a target cash bonus of at least $200,000 and annual equity awards with a target value of at least $450,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Ruen or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. If Mr. Ruen is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year, or, if employment is terminated by us without cause or Mr. Ruen for good reason, six months, (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Ruen for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Ruen in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Ruen is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Ruen’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Ruen’s employment is terminated by us without cause or by Mr. Ruen for good reason during the term of employment or within 12 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Ruen will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) one times (or, in the event of a termination within 12 months after a change-in-control, one and one half times) annual salary plus (ii) one times (or, in the event of a termination within 12 months after a change-in-control, one and one half times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Ruen’s employment was terminated based on the target annual cash bonus. Mr. Ruen will also continue to receive his medical and welfare benefits for one year (or, in the event of a termination within 12 months after a change-in-control, one and one half years), and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Ruen’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Ruen’s employment is terminated by us upon Mr. Ruen’s death or disability, Mr. Ruen will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Ruen’s employment was terminated based on the target annual cash bonus. In addition, all of Mr. Ruen’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Ruen’s receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

Under the employment agreement, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Internal Revenue Code subject to an excise tax, Mr. Ruen is not entitled to receive a tax gross-up payment.

The terms cause, good reason and change-in-control are specifically defined in the agreements of Mr. Hawkins, Mr. Brown, Mr. Mechem, Mr. Phelan and Mr. Ruen.

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason in connection with a change-in-control occurring, in each case, as of December 31, 2010:

Philip L. Hawkins

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$600,000	$600,000	$—	$600,000
Cash Severance	2,400,000	—	—	2,400,000
Restricted Stock & LTIP Units Vesting(1)	3,229,743	3,229,743	3,229,743	3,229,743
Stock Option Vesting(2)	539,191	539,191	539,191	539,191
Outperformance Program(3)	168,845	168,845	172,221	172,221
Benefits Continuation(4)	18,615	—	—	18,615
Excise Tax Gross-Up(5)	—	—	—	1,165,246

Total	$6,956,394	$4,537,779	$3,941,155	$8,125,016

Stuart B. Brown

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$225,000	$225,000	$—	$225,000
Cash Severance	490,000	—	—	980,000
Restricted Stock & LTIP Units Vesting(1)	749,544	749,544	749,544	749,544
Stock Option Vesting(2)	179,765	179,765	179,765	179,765
Outperformance Program(3)	112,563	112,563	114,814	114,814
Benefits Continuation(4)	18,615	—	—	18,615
Excise Tax Gross-Up(5)	—	—	—	468,469

Total	$1,775,487	$1,266,872	$1,044,123	$2,736,207

Daryl H. Mechem

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$200,000	$200,000	$—	$200,000
Cash Severance	460,000	—	—	920,000
Restricted Stock & LTIP Units Vesting(1)	807,024	807,024	807,024	807,024
Stock Option Vesting(2)	238,705	238,705	238,705	238,705
Outperformance Program(3)	112,563	112,563	114,814	114,814
Benefits Continuation(4)	18,615	—	—	18,615

Total	$1,836,907	$1,358,292	$1,160,543	$2,299,158

Jeffrey F. Phelan

Payments Upon Termination	Without Cause/For Good Reason(6)	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$200,000	$200,000	$—	$200,000
Cash Severance	460,000	—	—	920,000
Restricted Stock & LTIP Units Vesting(1)	1,015,293	1,015,293	1,015,293	1,015,293
Stock Option Vesting(2)	—	—	—	—
Outperformance Program(3)	112,563	112,563	114,814	114,814
Benefits Continuation(4)	18,615	—	—	18,615

Total	$1,806,471	$1,327,856	$1,130,107	$2,268,722

Michael J. Ruen

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$200,000	$200,000	$—	$200,000
Cash Severance	460,000	—	—	690,000
Restricted Stock & LTIP Units Vesting(1)	765,234	765,234	765,234	765,234
Stock Option Vesting(2)	200,455	200,455	200,455	200,455
Outperformance Program(3)	112,563	112,563	114,814	114,814
Benefits Continuation(4)	9,308	—	—	13,962

Total	$1,747,560	$1,278,252	$1,080,503	$1,984,465

(1)	All of the executives’ outstanding equity awards fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason (assuming, with respect to Mr. Phelan, that he offers to enter into the Consulting Agreement with us and we reject his offer). As of December 31, 2010, Messrs. Hawkins, Brown, Mechem, Phelan and Ruen held unvested restricted common stock and unvested LTIP units as follows: Mr. Hawkins—608,238 LTIP units; Mr. Brown—137,666 LTIP units and 3,491 shares of restricted stock; Mr. Mechem—151,982 LTIP units; Mr. Phelan—191,204 LTIP units; and Mr. Ruen—95,725 LTIP units and 48,387 shares of restricted stock. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2010” table above.
(2)	All of the executives’ outstanding stock options fully vest upon a change-in-control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason (assuming, with respect to Mr. Phelan, that he offers to enter into the Consulting Agreement with us and we reject his offer). Information regarding unvested stock options held by our named executive officers as of December 31, 2010 is contained in the “Outstanding Equity Awards at Fiscal Year-End 2010” table above.
(3)	Under the Outperformance Program, in the event of a change-in-control during the performance period, the performance period will be shortened to end on the date of the change-in-control and the executives’ awards will be based on performance through that date. In such a case, the aggregate award value will be the larger of (i) a pro rated amount of the aggregate award value earned based on the portion of the performance period that actually elapsed or (ii) the aggregate award value that would have been earned if our annual percentage return to stockholders was calculated based on the aggregate total return actually achieved during such performance period, but assumed that such return had been generated over the full three-year performance period. Any shares of common stock earned upon a change-in-control will be fully vested upon issuance.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by an executive for good reason, the executive’s award will be calculated in the same manner as if a change-in-control occurred on the date of termination, except that the executive’s unallocated participation percentage will be forfeited. Any shares of common stock that are earned will be fully vested upon such date of termination.
(4)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2010 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans. Mr. Phelan’s amount includes a lump sum payment equal to the cost to us of providing Mr. Phelan six months of coverage under the group health plans.
(5)	Assumes a combined tax rate of 41.08% for federal and state income tax and Medicare tax.
(6)	Assumes Mr. Phelan offers to enter into the Consulting Agreement with us and we reject his offer.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

Director Compensation

Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual retainer of $30,000 for services as a director;

•	a fee of $1,500 for each board meeting attended in person and $1,000 for each meeting attended telephonically;

•	a fee of $1,000 for each committee meeting attended in person or telephonically;

•	an additional annual retainer of $15,000 for directors who serve as the chair of our audit and/or compensation committee;

•	an additional annual retainer of $7,500 for directors who serve as the chair of our investment and/or nominating and corporate governance committee; and

•	an additional annual retainer of $10,000 for the director who serves as our lead director.

Additionally, on the date of each annual meeting of stockholders at which each non-employee director is re-elected to our board of directors, such non-employee director will be entitled to receive phantom share awards having a value of $40,000. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive phantom share awards having a value of $40,000 on the date of such initial election or appointment. These phantom share awards will be subject to one year vesting. On May 6, 2010, the date of our 2010 annual meeting of stockholders, each non-employee director elected at that meeting received a phantom share award for 7,692 shares, which equaled $40,000 divided by $5.20, which was the closing price of our common stock on the New York Stock Exchange on May 6, 2010.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total
Phillip R. Altinger	$80,500	$39,998	$—	$120,498
Thomas F. August	69,500	39,998	—	109,498
John S. Gates, Jr.	58,500	39,998	—	98,498
Raymond B. Greer	26,500	40,000	—	66,500
Tripp H. Hardin	63,000	39,998	—	102,998
John C. O’Keeffe	57,500	39,998	—	97,498
Bruce L. Warwick	66,250	39,998	—	106,248

(1)	This table does not include compensation paid to Mr. Wattles, as he is an executive officer of our company, other than a named executive officer, who did not receive any additional compensation for his service as a director.
(2)	Based on the aggregate grant date fair value of awards granted in the year ended December 31, 2010 in accordance with ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. As of December 31, 2010, each of Messrs. Altinger, August, Gates, Hardin, O’Keeffe and Warwick, our non-employee directors, held 7,692 unvested phantom shares that had been granted by us as director compensation. As of December 31, 2010, Mr. Greer, our other non-employee director, held 8,000 unvested phantom shares that had been granted to him when he joined our board of directors.
(3)	No options were granted during the fiscal year ended 2010. As of December 31, 2010, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Mr. Altinger—15,000; Mr. Hardin—25,000; Mr. O’Keeffe—25,000; and Mr. Warwick—15,000.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of most of these compensation decisions follow a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the compensation committee. Special meetings are scheduled as needed by the compensation committee, and specific meeting agendas are prepared by the chair of the compensation committee and our Chief Executive Officer, although they reflect the direction of the full compensation committee. Additionally, for purposes of granting equity awards, our compensation committee adopted an equity award grant policy as described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Equity Award Grant Policy.” The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Our Chief Executive Officer provides detailed information to the compensation committee regarding the performance of our executive officers and makes detailed recommendations to the compensation committee regarding the compensation of all executive officers, excluding his own. Additionally, as noted above in “—Compensation Discussion and Analysis,” in 2009, the compensation committee engaged FPL Associates, L.P. to provide information regarding current compensation trends. In June 2009, FPL Associates prepared a written report to the compensation committee reporting the results of a high-level benchmarking analysis for Messrs. Hawkins, Brown, Mechem and Ruen. During 2009, FPL Associates also prepared written reports for the compensation committee making recommendations in connection with our executive employment and change-in-control agreements and the Outperformance Program. In 2010, the compensation committee engaged Frederic W. Cook & Co., Inc., or F.W. Cook, to conduct a competitive review of our executive compensation program. In October 2010, F.W. Cook prepared a written report for the compensation committee providing a competitive review of our executive compensation program, including a competitive analysis of compensation levels for our executives, studies measuring share usage and potential dilution resulting from, and aggregate value of, our equity incentives and a review of executive compensation changes instituted by peer companies, and F.W. Cook’s recommendations with respect to the mix of our executive compensation, 2010 year-end compensation decisions regarding annual cash incentive bonuses and annual grants of long-term equity incentive awards and the structure of our cash and equity incentive programs for 2011. Following the delivery of this written report, the compensation committee and the chairman of the compensation committee consulting with F.W. Cook during late 2010 and early 2011 in connection with the finalization of 2010 year-end compensation decisions and the structure of our cash and equity incentive programs for 2011. The compensation committee ultimately made all determinations regarding compensation payable to our executive officers and the terms of our executive employment and change-in-control agreements and the Outperformance Program.

Our board of directors and compensation committee review our director compensation regularly. Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. No changes were made to our director compensation during 2010.

Director and Officer Stock Ownership Guidelines

Our board of directors believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in DCT Industrial Trust. Accordingly, each of the following persons is expected to own our equity with the following value as of the end of each fiscal year:

Position	Equity Ownership Guideline
Non-employee director	Lesser of (1) 4x value of annual equity award to each non-employee directors and (2) value of the annual equity awards made during the first 4 years following the later of the director’s initial election or the 2008 annual meeting

Chief Executive Officer and President	Lesser of (1) 4x annual salary or (2) value of the annual equity awards made during the first 4 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

Chief Financial Officer and any Managing Director	Lesser of (1) 3x annual salary or (2) value of the annual equity awards made during the first 3 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

Any Senior Vice President	Lesser of (1) 2x annual salary or (2) value of the annual equity awards made during the first 2 years beginning on the later of 2008 or the year in which the executive is initially appointed to such position

For purposes of these ownership guidelines, equity includes shares of common stock, dividend equivalent rights, options and phantom shares in DCT Industrial Trust and LTIP units and common units in our operating partnership, whether vested or not; provided that stock options will be valued using the same methodology used by the compensation committee for purposes of making equity awards to executives. The target date for acquiring and maintaining such ownership is the later of: (1) our 2013 annual meeting of stockholders, (2) in the case of a non-employee director, our fifth annual meeting of stockholders following the director’s initial election or appointment to the board of directors and (3) in the case of an executive, the fifth year anniversary of the executive’s appointment to the applicable position. Any director who is prohibited by law or by applicable regulation of his or her employer from owning our equity shall be exempt from this requirement. The nominating and corporate governance committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Compensation Committee Interlocks and Insider Participation

During 2010, the following directors, all of whom are independent directors, served on our compensation committee: Thomas F. August, Phillip R. Altinger, Raymond B. Greer and Bruce L. Warwick.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Phillip R. Altinger

Raymond B. Greer

Bruce L. Warwick

Equity Compensation Plan Table

The following table shows for our equity compensation plans, as a group, the number of shares of common stock to be issued upon exercise of options and rights outstanding at December 31, 2010, the weighted average exercise price of these options and rights and the number of shares of common stock remaining available for future issuance under the 2006 Plan as of December 31, 2010, excluding shares to be issued in connection with equity awards already granted under such plan:

Plan Category	Number of securities to be issued upon exercise of options and rights (a)		Weighted average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,510,337	(1)	$6.65	(2)	16,352,858	(3)

(1)	Represents our previously adopted independent director option plan, under which options to purchase 80,000 shares were outstanding, our previously adopted employee option plan, under which options to purchase 73,500 shares were outstanding and the 2006 Plan, under which options to purchase 3,597,649 shares, 112,324 phantom shares and 1,646,864 LTIP units were outstanding, all as of December 31, 2010.
(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighed-average exercise price calculation.
(3)	Reflects 23,000,000 shares previously available for issuance under the 2006 Plan reduced by 5,356,837 shares subject to outstanding options to purchase shares, phantom shares and LTIP units under the 2006 Plan; 555,597 shares previously issued under the long-term incentive plan, including 386,488 shares of restricted stock that are subject to vesting; and the exercise or conversion of 734,668 shares that were previously subject to outstanding options to purchase shares, phantom shares and LTIP units. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2010 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2010;

2.	the Audit Committee has discussed with representatives of Ernst & Young LLP the matters required to be discussed with them by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee:

Phillip R. Altinger, Chair

Thomas F. August

Bruce L. Warwick

Independent Registered Public Accounting Firm

The following table represents fees billed for 2010 and 2009 for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and fees billed in 2010 and 2009 for other services rendered by Ernst & Young LLP:

Types of Fees	2010	2009
Audit Fees	$1,057,300	$919,300
Audit-Related Fees	20,700	44,480
Tax Fees	0	0
All Other Fees	0	1,995

Total	$1,078,000	$965,775

The following table represents fees billed for 2010 and 2009 for professional audit services rendered by KPMG LLP and fees billed in 2010 and 2009 for other services rendered by KPMG LLP:

Types of Fees	2010	2009
Audit Fees	$5,900	$26,545
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$5,900	$26,545

In the above tables, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (Ernst & Young LLP fees for registration statements and comfort letters were $245,600 in 2010 and $118,900 in 2009; KPMG LLP fees for registration statements and comfort letters in 2010 were $5,900 and $13,820 in 2009); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (Ernst & Young LLP “audit-related fees” during 2010 were for accounting consulting services); “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by Ernst & Young LLP and KPMG LLP to DCT Industrial Trust for any services not included in the foregoing categories (Ernst & Young LLP “all other fees” during 2009 were for access to Ernst & Young LLP’s online accounting research).

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by Ernst & Young LLP during the 2010 fiscal year.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act, among other things, amended the Exchange Act to add Section 14A(a)(1), which generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S K. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution. Under Section 14A(a)(1) of the Exchange Act, generally, each public company must submit a say-on-pay proposal to its stockholders at the first annual meeting on or after January 21, 2011 and not less frequently than once every three years thereafter.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our board of directors unanimously recommends that you vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Proposal 3: Non-Binding, Advisory Vote on Frequency of Future, Non-Binding, Advisory Votes on Named Executive Officer Compensation

The Dodd-Frank Act amended the Exchange Act to add Section 14A(a)(2), which generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding, advisory stockholder vote to determine whether the non-binding, advisory stockholder votes on the say-on-pay proposal required by Section 14A(a)(1) will occur every 1, 2, or 3 years. Under Section 14A(a)(2), generally, each public company must submit this resolution to its stockholders at the first annual meeting occurring on or after January 21, 2011 and not less frequently than every six years thereafter. Accordingly, pursuant to Section 14A(a)(2) of the Exchange Act, the Company is providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, how frequently the Company will submit say-on-pay proposals to our stockholders in the future. Our stockholders will have the following three options to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, stockholders may choose to abstain from voting on this proposal.

Our board of directors unanimously recommends that you vote FOR a frequency of EVERY YEAR (“1 YEAR” on the proxy card).

Our board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the compensation committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the compensation committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

The votes that are the subject of this proposal are all non-binding, advisory votes, and therefore will not have any binding legal effect on the Company or our board. However, our board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

Proposal 4: Ratification of the Appointment of Independent Registered Public Accounting Firm

The consolidated balance sheets of DCT Industrial Trust Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and noncontrolling interest, and cash flows for the year ended December 31, 2010, were audited by Ernst & Young LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2011. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by any stockholders. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on November 17, 2011. Proposals should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our Secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2012 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between October 18, 2011 and November 17, 2011. Notices of intention to present proposals at the 2012 annual meeting should be addressed to: Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on February 28, 2011, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 245,422,372 shares of common stock outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1) Directors must be elected by the vote of a plurality of all the votes cast by stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

(2) The non-binding, advisory vote on named executive officers compensation must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(3) The particular frequency – every year, every two years or every three years – of the non-binding, advisory vote on the compensation of our named executive officers receiving a majority of the votes cast on the proposal, if any, will be the frequency that stockholders approve. Because there are three alternatives, it is possible that none of the three frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

(4) The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached at the meeting.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for the compensation of the our named executive officers; (3) to approve the submission of a non-binding, advisory say-on-pay resolution every year (4) for ratification of the appointment of our independent registered public accounting firm; and (5) as otherwise recommended by the board of directors. The board of directors knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board of directors by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the Company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K which include consolidated financial statements, has been made available to you via the Internet or delivered to you via the mail with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. You may send your written request to DCT Industrial Trust Inc., Investor Relations, 518 17th Street, Suite 800, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the proxy statement and/or annual report. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 518 17th Street, Suite 800, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2010.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

March 16, 2011

Denver, Colorado

ATTN: INVESTOR RELATIONS 518 17TH STREET, SUITE 800 DENVER, CO 80202	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30319-P05985	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DCT INDUSTRIAL TRUST INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR all nominees listed.
1.	The election of the following nominees as directors (terms expire in 2012)	☐	☐	☐
Nominees:
01) Thomas G. Wattles 06) Raymond B. Greer
02) Philip L. Hawkins 07) Tripp H. Hardin
03) Phillip R. Altinger 08) John C. O’Keeffe
04) Thomas F. August 09) Bruce L. Warwick
05) John S. Gates, Jr.
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	To approve, by non-binding vote, the Company’s named executive officer compensation.	☐	☐	☐	5. At the discretion of such proxies on any other matters that properly come before the meeting or adjournment thereof.
The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain	NOTE: This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors, “FOR” the approval, by non-binding vote, of the Company’s named executive officer compensation, for the “1 YEAR” frequency of a non-binding vote to approve named executive officer compensation, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.
3.	To recommend, by non-binding vote, the frequency of named executive officer compensation votes. ☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Company’s Notice of 2011 Annual Meeting of Stockholders, Proxy Statement and Annual report. By submitting this proxy the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2011 Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS

CAREFULLY AND DETACH AND RETURN YOUR

COMPLETED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR

PROXY CARD IF YOU VOTE

BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M30320-P05985

DCT INDUSTRIAL TRUST INC.

PROXY

Annual Meeting of Stockholders - To be held April 28, 2011, at 10:00 a.m., Mountain Time at 518 17th Street, Suite 800, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins and Stuart B. Brown, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on February 28, 2011, at the 2011 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE “1 YEAR” FREQUENCY OF A NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, AND “FOR “ THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be dated and signed on the reverse side)